UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): May 24, 2013

Fusion-io, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35188	20-4232255
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2855 E. Cottonwood Parkway, Suite 100 Salt Lake City, Utah 84121
(Address of principal executive offices) (Zip code)

Registrant’s telephone number, including area code (801) 424-5500

Not Applicable

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 24, 2013, the Compensation Committee (the “Compensation Committee”) of the Board of Directors of Fusion-io, Inc. (the “Company”) approved the terms of Shane Robison’s employment as the Company’s Chief Executive Officer, President and Chairman of the Board of Directors.

Mr. Robison will receive a base salary of $750,000, subject to annual review. Mr. Robison also will be eligible for an annual target bonus under the Company’s Executive Incentive Compensation Plan equal to 100% of his base salary. The actual amount of the annual bonus will be determined by the Compensation Committee based upon the performance goals to be established by the Compensation Committee. The bonus for the Company’s current fiscal year will be prorated based on his period of employment during the fiscal year. Mr. Robison will also receive a one-time lump sum payment of $750,000 in connection with his appointment as Chief Executive Officer, which is repayable to the Company if Mr. Robison departs or is terminated for cause prior to the one year anniversary of his start date.

Mr. Robison was granted equity awards consisting of 323,741 restricted stock units and a stock option to purchase 607,000 shares of the Company’s common stock. Both awards vest over four years, subject to Mr. Robison’s continued service through the applicable vesting dates. Mr. Robison has entered into an involuntary termination severance agreement providing that if he is terminated without cause or he resigns for good reason, he will be eligible to receive the following benefits if he timely signs a release of claims:

•	continued payment of base salary for a period of 12 months;

•	accelerated vesting of outstanding equity awards equal to the lesser of (x) the remaining vesting schedule, or (y) 12 months; and

•	payment by the Company for up to 18 months of COBRA premiums to continue health insurance coverage for him and his eligible dependents.

If the termination occurs within three months prior to or within 12 months following a change of control, then in lieu of the foregoing severance he would be entitled to the following benefits if he timely signs a release of claims:

•	a lump sum payment equal to 18 months’ base salary;

•	a lump sum payment equal to 150% of his target annual bonus;

•	100% accelerated vesting of his outstanding equity awards; and

•	payment by the Company for up to 18 months of COBRA premiums to continue health insurance coverage for him and his eligible dependents.

In addition, if Mr. Robison’s employment terminates as a result of death or disability, he will be eligible to receive 100% accelerated vesting of his outstanding equity awards.

The foregoing descriptions of the offer letter and involuntary termination severance agreement with Mr. Robison do not purport to be complete and are qualified in their entirety by reference to the complete text of the agreements, filed as Exhibit 10.1 and Exhibit 10.2 to this Current Report on Form 8-K, which are incorporated herein by reference.

On May 30, 2013, the Company entered into separation agreements with David A. Flynn, the Company’s former Chief Executive Officer, President and Chairman of the Board of Directors, and Rick C. White, the Company’s former Chief Marketing Officer. In connection with their resignations, Messrs. Flynn and White will receive severance benefits as provided in their respective separation agreements, which shall include severance equal to their respective annual base salaries ($500,000 for Mr. Flynn and $281,000 for Mr. White) paid over a period of 12 months, an additional 12 months of vesting of their respective outstanding equity awards, a pro-rated annual bonus for fiscal year 2013 determined consistently with other Company executives, and reimbursement of group health plan premiums for each of them and their eligible dependents (up to 18 months for Mr. Flynn and 12 months for Mr. White), subject to their properly electing to be covered under COBRA. In exchange for the foregoing payments and benefits, each has executed a general release of all claims arising out of their respective employment. In addition, each of them will continue to provide advisory services to the Company for the 12-month period following their respective resignation during which time their respective equity awards will continue to vest on a monthly basis such that all of their respective equity awards will be vested in full at the completion of their 12-month advisor relationship, subject to their executing (and not revoking) a supplemental release at the end of the 12-month term. Should the Company decide to end their advisor relationship before that time other than for misconduct, all of their respective equity awards would vest in full, subject to executing (and not revoking) a general release of claims with the Company. The foregoing descriptions of the separation agreements with Mr. Flynn and Mr. White do not purport to be complete and are qualified in their entirety by reference to the complete text of the separation agreements, filed as Exhibit 10.3 and Exhibit 10.4 to this Current Report on Form 8-K, which are incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description
10.1	Letter Agreement between the Company and Shane V Robison, dated May 29, 2013.

10.2	Involuntary Termination Severance Agreement between the Company and Shane V Robison, effective as of May 7, 2013.

10.3	Separation Agreement and Release of Claims between the Company and David A. Flynn, dated May 30, 2013.

10.4	Separation Agreement and Release of Claims between the Company and Rick C. White, dated May 30, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FUSION-IO, INC.

Date: May 31, 2013	By:	/s/ Shawn J. Lindquist
	Name:	Shawn J. Lindquist
	Title:	Chief Legal Officer, Executive Vice President and Secretary

EXHIBIT INDEX

Exhibit No.	Description
10.1	Letter Agreement between the Company and Shane V Robison, dated May 29, 2013.

10.2	Involuntary Termination Severance Agreement between the Company and Shane V Robison, effective as of May 7, 2013.

10.3	Separation Agreement and Release of Claims between the Company and David A. Flynn, dated May 30, 2013.

10.4	Separation Agreement and Release of Claims between the Company and Rick C. White, dated May 30, 2013.